                                                                    EXHIBIT 12.1


                               Interface, Inc.
            Computation of the Ratio of Earnings to Fixed Charges
                        (in thousands, except ratios)

                                                                            Year ended
                                          ---------------------------------------------------------------------------------
                                                                                                                  Adjusted
                                          December 30,   December 39,  January 3,    January 2,    January 1,    January 1,
FIXED CHARGES                                 1990          1991          1993          1994         1995           1995
                                          -----------    ----------    ----------    ----------    ----------    -----------
   Interest                                    25,192        23,253        21,894        22,840        24,094         26,307

   Interest element of rentals (1)              1,875         3,200         3,533         3,500         4,033          4,033

   Preferred Stock Dividends                        0             0             0           913         1,750          1,750
                                          -----------    ----------    ----------    ----------    ----------    -----------
                                               27,067        26,453        25,427        27,253        29,877         32,090
                                          -----------    ----------    ----------    ----------    ----------    -----------

EARNINGS:

   Net Income                                  23,602         8,921        12,250        13,849        16,456         16,456

   Taxes on income                             14,078         5,409         6,311         7,455         9,257          9,257

   Fixed Charges                               27,067        26,453        25,427        26,340        28,127         30,340
                                          -----------    ----------    ----------    ----------    ----------    -----------
                                               64,747        40,783        43,988        47,644        53,840         56,053
                                          -----------    ----------    ----------    ----------    ----------    -----------

RATIO OF EARNINGS TO
   FIXED CHARGES                                 2.39          1.54          1.73          1.75          1.80           1.75
                                          -----------    ----------    ----------    ----------    ----------    -----------

                                                    Nine months ended
                                          ---------------------------------------
                                                                        Adjusted
                                          October 2,     October 1,    October 1,
FIXED CHARGES                                1994           1995          1995
                                          -----------    ----------    ----------
   Interest                                    17,888        21,194        22,854

   Interest element of rentals (1)              2,650         3,050         3,050

   Preferred Stock Dividends                    1,313         1,312         1,312
                                          -----------    ----------    ----------
                                               21,851        25,556        27,216
                                          -----------    ----------    ----------
EARNINGS:

   Net Income                                  10,770        14,418        14,418

   Taxes on income                              6,057         8,838         8,838

   Fixed Charges                               20,538        24,244        25,904
                                          -----------    ----------    ----------
                                               37,365        47,500        49,160
                                          -----------    ----------    ----------

RATIO OF EARNINGS TO
   FIXED CHARGES                                 1.71          1.86          1.81
                                          -----------    ----------    ----------


  (1)   Deemed to be approximately one-third (1/3) of rent expense.